Exhibit 99.1

MetaVia Presents Higher-Dose Phase 1 Results for DA-1726 at EASL Congress 2026, Supporting Potential in Obesity and MASH

48 mg Cohort Achieved Up to 9.1% Mean Body Weight Reduction at Day 54 Without Evidence of Plateau

Exploratory FibroScan Assessments Demonstrated Early Liver-Related Improvements

Ongoing Phase 1 Part 3a/3b Titration Studies Continue to Evaluate Extended Treatment at Higher-Dose Levels

CAMBRIDGE, Mass., May 27, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced the presentation of new Phase 1 data on DA-1726, a novel dual oxyntomodulin (OXM) analog agonist targeting glucagon-like peptide-1 receptors (GLP1R) and glucagon receptors (GCGR), in a late-breaking poster presentation at the European Association for the Study of the Liver Congress 2026 (EASL 2026), being held May 27–30 in Barcelona, Spain.

The data highlighted favorable safety and tolerability, clinically meaningful reductions in body weight and waist circumference at the 48 mg dose without titration, and exploratory, noninvasive liver-related findings supporting continued evaluation in metabolic dysfunction-associated steatohepatitis (MASH).

“These late-breaking Phase 1 findings presented at EASL 2026 continue to reinforce DA-1726’s differentiated metabolic profile as a dual GLP-1 and glucagon receptor agonist with meaningful effects on both body weight, waist circumference and liver-related parameters,” said Hyung Heon Kim, Chief Executive Officer of MetaVia. “Importantly, DA-1726 demonstrated robust and progressive weight loss up to 9.1% at the 48 mg dose level without evidence of plateau, while maintaining favorable tolerability even in the absence of dose titration. We are also encouraged by the exploratory FibroScan findings, which demonstrated early and consistent improvements across multiple noninvasive liver biomarkers, including liver stiffness, CAP and FAST scores. These findings further illustrate the potential of DA-1726 in obesity and MASH, where metabolic and hepatic dysfunction are closely linked. Based on these findings, we continue to advance the ongoing Phase 1 Part 3a/3b titration studies designed to evaluate longer-term dosing strategies, optimize tolerability at higher exposures, and further assess durability of metabolic and liver-related effects.”

The late-breaking poster presentation reported results from the 48 mg cohort of the randomized, double-blind, placebo-controlled Phase 1 multiple ascending dose (MAD) study evaluating DA-1726 in obese but otherwise healthy adults. Subjects received once-weekly subcutaneous DA-1726 or placebo for four weeks without titration in a 2:1 randomization ratio. Of the nine subjects enrolled in the 48 mg cohort, six entered an optional four-week extension phase at the same dose.

DA-1726 was generally well tolerated up to the 48 mg dose level, with no serious adverse events or treatment-related discontinuations observed. Gastrointestinal adverse events were primarily mild-to-moderate and transient in nature, even without dose titration. In addition, despite glucagon receptor activation, no clinically meaningful changes in cardiovascular parameters, including heart rate and QTcF, were observed.

Clinically meaningful reductions in body weight and waist circumference were observed in the 48 mg cohort. Participants achieved a mean body-weight reduction of 6.1% at Day 26 and 9.1% at Day 54 (p < 0.05 vs placebo at Day 26), with no evidence of a plateau through Week 8. Waist circumference was reduced by 5.8 cm at Day 26 and 9.8 cm at Day 54 (p < 0.05 vs placebo at Day 26).

Exploratory noninvasive liver assessments using FibroScan also suggested liver-related improvements at Day 54, including a reduction in controlled attenuation parameter (CAP) of −20.0 dB/m in the 48 mg group compared with +24.0 dB/m with placebo. Improvements in liver stiffness were also observed, with a −10.3% change from baseline by vibration-controlled transient elastography (VCTE) versus +13.8% with placebo. In addition, directional improvements from baseline were observed in FibroScan-aspartate aminotransferase (FAST) score, supporting further long-term evaluation of DA-1726 in obesity-associated liver disease and MASH.

Presentation Details:

●	Title: Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of DA-1726, an Oxyntomodulin Analogue, in a Higher-Dose Phase 1 Cohort with Exploratory Noninvasive Liver Assessment
●	Presenting Author: Chris Fang, Chief Medical Officer, MetaVia
●	Abstract Number: LB26-5204
●	Final Abstract ID: LBP-010
●	Session: Late Breaking Posters
●	Presentation Date: Wednesday, May 27, 2026
●	Presentation Start: 8:30 am CET

A copy of the poster will be available on the Posters section of the MetaVia website after the presentation.

About DA-1726

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a GLP1R/GCGR dual agonist for the treatment of obesity and Metabolic Dysfunction-Associated Steatohepatitis (MASH) that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in pre-clinical mice models, resulted in improved weight loss compared to semaglutide (Wegovy®), a leading GLP-1 receptor agonist. Additionally, in pre-clinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared to tirzepatide (Zepbound®) and survodutide (a drug with the same MOA), while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide. In the Phase 1 multiple ascending dose (MAD) trial in obesity, the 32 mg dose of DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist circumference reduction.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists such as semaglutide. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, vanoglipel demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

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marshall.woodworth@metaviatx.com

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